Ohr Pharmaceutical, Inc. 8-K

 Exhibit 99.1

Ohr Pharmaceutical, Inc. Announces Stockholder Approval of Merger Agreement with NeuBase Therapeutics, Inc.

NEW YORK, July 10, 2019 (GLOBE NEWSWIRE) -- Ohr Pharmaceutical, Inc. (“Ohr”) (Nasdaq: OHRP) today announced that all proposals related to its proposed merger with NeuBase Therapeutics, Inc. (“NeuBase”) were approved by Ohr’s stockholders at a special meeting held on July 10, 2019. As previously announced on January 3, 2019, the proposed merger will create a public company under which the stockholders of NeuBase will become majority holders of the combined company.

Upon closing of the transaction, the combined company will change its name to “NeuBase Therapeutics, Inc.”, and the NASDAQ trading symbol will become “NBSE”. The executive team of NeuBase will serve as the executive team of the combined company, led by Dietrich A. Stephan, Ph.D. as Chief Executive Officer.

NeuBase is focused on advancing its proprietary peptide-nucleic acid (PNA) antisense oligonucleotide (PATrOL™) technology platform for the development of therapies to address severe and currently untreatable diseases caused by genetic mutations. The company’s lead programs are in Huntington’s disease and myotonic dystrophy.

The proposed merger remains subject to further customary closing conditions and regulatory approvals. Ohr and NeuBase expect the closing of the merger to occur during the week of July 15, 2019.

The final voting results for Ohr’s special meeting of stockholders will be filed with the Securities and Exchange Commission in a Form 8-K and will also be available at https://www.ohrpharmaceutical.com, after certification by the company’s inspector of elections.

About NeuBase Therapeutics

NeuBase Therapeutics, Inc. is developing the next generation of gene silencing therapies with its flexible, highly specific synthetic antisense oligonucleotides. The proprietary NeuBase peptide-nucleic acid (PNA) antisense oligonucleotide (PATrOL™) platform allows for the rapid development of targeted drugs, increasing the treatment opportunities for the hundreds of millions of people affected by rare genetic diseases, including those that can only be treated through accessing of secondary RNA structures. Using PATrOL technology, NeuBase aims to first tackle rare, genetic neurological disorders.

Additional Information about the Proposed Merger and Where to Find It

In connection with the proposed merger, Ohr has filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that contains a joint proxy statement/prospectus. The registration statement was declared effective by the SEC on June 6, 2019. Investors and security holders of Ohr are urged to read these materials because they contain important information about NeuBase, Ohr and the proposed merger. The joint proxy statement/prospectus, and other relevant materials, and any other documents filed by Ohr with the SEC, may be obtained free of charge at the SEC web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the registration statement on Form S-4 that contains a joint proxy statement/prospectus by directing a written request to: Ohr Pharmaceutical, Inc., 800 Third Avenue, 11th Floor, New York, NY 10022, Attention: Corporate Secretary. Investors and security holders are urged to read the joint proxy statement/prospectus and the other relevant materials before making any investment decision with respect to the proposed merger.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in the Solicitation

Ohr, its directors, executive officers and other employees, and NeuBase, its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from the stockholders of Ohr in connection with the proposed merger. Information regarding the special interests of these directors and executive officers in the proposed merger has been included in the joint proxy statement/prospectus referred to above. Additional information regarding the directors and executive officers of Ohr is also included in Ohr’s Annual Report on Form 10-K for the year ended September 30, 2018 and the proxy statement for Ohr’s 2018 Annual Meeting of Stockholders. These documents are available free of charge at the SEC web site (www.sec.gov) and from Ohr, Attn: Corporate Secretary, at the address described above.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements include, among other things, statements regarding the expected final results of the voting of Ohr’s stockholders at the special meeting; the expected timing of the closing of the merger between Ohr and NeuBase; expectations regarding the combined company’s trading on NASDAQ; and the executive structure of the combined company. These forward-looking statements are distinguished by use of words such as “will,” “would,” “anticipate,” “expect,” “believe,” “designed” “plan,” or “intend,” the negative of these terms, and similar references to future periods. These views involve risks and uncertainties that are difficult to predict and, accordingly, our actual results may differ materially from the results discussed in our forward-looking statements. Our forward-looking statements contained herein speak only as of the date of this press release. Factors or events that we cannot predict, including those described in the risk factors contained in Ohr’s registration statement on Form S-4, as amended, that contains a joint proxy statement/prospectus, may cause our actual results to differ from those expressed in forward-looking statements. Ohr and the combined company may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in the forward-looking statements, and you should not place undue reliance on these forward-looking statements. Because such statements deal with future events and are based on Ohr’s and NeuBase’s current expectations, they are subject to various risks and uncertainties and actual results, performance or achievements of Ohr or the combined company could differ materially from those described in or implied by the statements in this press release, including: the risk that the conditions to the closing of the merger are not satisfied; the risk that the final results of the voting of Ohr’s stockholders at the special meeting are adversely different than the expected results; uncertainties as to the timing of the consummation of the transaction and the ability of each of Ohr and NeuBase to consummate the transaction, as well as those risks discussed under the heading “Risk Factors” in Ohr’s registration statement on Form S-4, as amended, that contains a joint proxy statement/prospectus. Except as otherwise required by law, Ohr disclaims any intention or obligation to update or revise any forward-looking statements, which speak only as of the date hereof, whether as a result of new information, future events or circumstances or otherwise.

NeuBase Investor Contact:

Dan Ferry

Managing Director

LifeSci Advisors, LLC

Daniel@lifesciadvisors.com

OP: (617) 535-7746

NeuBase Media Contact:

Cait Williamson, Ph.D.

LifeSci Public Relations

cait@lifescipublicrelations.com

OP: (646) 751-4366